U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pappas, Arthur
   20 Sylvan Road
   Woburn, MA  01801
2. Issuer Name and Ticker or Trading Symbol
   Alpha Industries, Inc. AHAA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/29/|M   | |3000              |A  |15.50      |7000               |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|M   | |4000              |A  |5.875      |7000               |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Director Stock Option |15.50   |10/29|M   | |           |300|9/15/|9/15/|Common Stock|3000   |       |23000       |D  |            |
                      |        |/98  |    | |           |0  |98   |08   |            |       |       |            |   |            |
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Director Stock Option |5.875   |10/29|M   | |           |400|9/12/|9/12/|Common Stock|4000   |       |23000       |D  |            |
                      |        |/98  |    | |           |0  |95   |04   |            |       |       |            |   |            |
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Director Stock Option |11.375  |10/12|A   | |5000       |   |10/12|9/14/|Common Stock|5000   |       |23000       |D  |            |
                      |        |/98  |    | |           |   |/99 [|08   |            |       |       |            |   |            |
                      |        |     |    | |           |   |1]   |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Vests 20% per year beginning on 10/12/99

/s/ James C. Nemiah, under POA
SIGNATURE OF REPORTING PERSON
/Signature/
James C. Nemiah, under POA previously filed
DATE
11/9/98